Exhibit 5.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

August 7, 2015

Credit Suisse AG
Paradeplatz 8
CH 8070 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-202913) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Warrants to be issued from time to time by the Company. These securities include the warrants identified in Exhibit A attached hereto (the “Warrants”). The Warrants have been issued pursuant to the Warrant Agreement dated as of June 18, 2009, as amended and supplemented from time to time and in effect as of the date hereof (the “Warrant Agreement”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as warrant agent (the “Warrant Agent”).

We, as your United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and all statements as to factual matters in certificates of officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, the Warrants, when duly executed, issued, and delivered by the Company, and countersigned by the Warrant Agent in accordance with the Warrant Agreement and the applicable underwriting or other distribution agreement against payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation,

Credit Suisse AG	2	August 7, 2015

concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinion of Homburger AG, Swiss legal counsel for the Company, dated August 4, 2015 and filed by the Company with the Commission as an exhibit to a Report on Form 6-K on August 4, 2015. Our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.

In connection with the opinion expressed above, we have assumed that the Warrant Agent is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (1) the execution, delivery and performance under the Warrants (A) are within the corporate powers of the Warrant Agent, (B) do not and will not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Warrant Agent or the Company, (C) require no action by or in respect of, or filing with, any governmental body, agency or official and (D) do not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Warrant Agent; and (2) the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and the Company and is a valid, binding and enforceable agreement of the Warrant Agent.

We express no opinion as to (x) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Warrants or (y) the effectiveness of any service of process made other than in accordance with applicable law.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP

Credit Suisse AG	3	August 7, 2015

Exhibit A

Title of Securities	Date of Final Pricing Supplement	Pricing Supplement No.
3 Year Call Warrants Expiring August 9, 2018	August 4, 2015	W35